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                                                               Exhibit 99.10(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 38 to Registration Statement No. 2-60491 on Form N-1A of our reports dated March 24, 2005 relating to the financial statements of MFS Series Trust III, appearing in the Annual Reports to shareholders for the year ended January 31, 2005, of MFS High Income Fund and MFS High Yield Opportunities Fund, each a series of MFS Series Trust III, and to the references made to us under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Financial Statements" in the Statements of Additional Information, each of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
------------------------
Deloitte & Touche LLP

Boston, Massachusetts
May 26, 2005